                                                            Exhibit 10.1

CREE, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

(Effective for Fiscal Years beginning on or after June 29, 2009)

1.	PURPOSE

1.1.
The purpose of the Management Incentive Compensation Plan (the “Plan”) is to motivate and reward excellent performance, to attract and retain outstanding management, to create a strong link between individual performance and the Company’s operating and strategic plans, to achieve greater corporate performance by focusing on results, and to encourage teamwork at the highest levels within the organization.  The Plan rewards Participants with incentives based on their contributions and the attainment of specific corporate and individual goals.

1.2.
For purposes of this Plan, "Company" collectively includes Cree, Inc. (“Cree”), Cree Hong Kong Limited, Cree Asia-Pacific, Ltd., CPM Sdn Bhd, and such other affiliates of Cree as may be added by written consent of the Plan Administrators.

2.	DEFINITIONS

2.1.
Annual Award Level – 60% unless set at a different percentage by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for executive officers or the Chief Executive Officer (“CEO”) for all other Participants.

2.2.	Annual Corporate Performance Goals – annual revenue and earnings per share (“EPS”) targets for a Plan Year, as recommended by the CEO and approved by the Compensation Committee.

2.3.	Base Salary – the Participant’s annual base salary in effect on the last day of the Performance Period, except as otherwise provided in this Plan.

2.4.
Change In Control – as used in this Plan such term shall have the same meaning as in the Cree, Inc. Equity Compensation Plan (as amended and restated August 5, 2002 and without regard to any subsequent amendments).

2.5.
Individual Goals – individual performance goals established for a Participant for each fiscal quarter.  Each Individual Goal will be assigned a percentage weight such that the sum of all Individual Goal weights for a Participant for such quarter totals 50%.

2.6.
Individual Goal Performance Results – a percentage reflecting a Participant’s achievement of Individual Goals in a fiscal quarter, calculated by adding the percentage weights of all Individual Goals achieved by the Participant that quarter (or pro-rated weights for partial achievement if approved pursuant to Section 4.3)

2.7.
Participant – a senior level manager of the Company who reports directly to the Company’s CEO or other key employee of the Company (other than the CEO) who has been identified by the CEO to participate in this Plan, subject to approval by the Compensation Committee in the case of executive officers or by the CEO for all other Participants.

2.8.	Performance Period – a fiscal period over which performance is measured and relative to which incentive amounts are calculated and paid to a Participant, as set forth in Section 4.

2.9.
Plan Administrator – the Company’s Compensation Committee with respect to all decisions under the Plan concerning, affecting or related to the compensation of executive officers and the CEO with respect to all other aspects of the Plan.

2.10.	Plan Year – the Company’s fiscal year.

2.11.
Quarterly Award Level – 10% per quarter (totaling 40% on an annualized basis) unless set at a different percentage by the Compensation Committee for executive officers or the CEO for all other Participants.

2.12.
Quarterly Award Results – a percentage reflecting achievement of Quarterly Corporate Performance Goals and a Participant’s Individual Goals in a fiscal quarter.  The Quarterly Award Results will be 0% if the Quarterly Corporate Performance Goals are not achieved for the fiscal quarter.  If the Quarterly Corporate Performance Goals are achieved for the fiscal quarter, the Quarterly Award Results for a Participant shall be the sum of 50% and the Participant’s Individual Goal Performance Results for the fiscal quarter.

2.13.	Quarterly Corporate Performance Goals – quarterly revenue and earnings per share (EPS) targets established by the CEO for a fiscal quarter.

2.14.
Target Award Levels – annual Target Award Levels are expressed as a percentage of Base Salary and vary by position.  A Participant’s designated Target Award Level represents the award level for 100% achievement of all objectives by that Participant and the Company during a Plan Year.

3.	ELIGIBILITY

3.1.
To be eligible to participate in the Plan, a Participant must:  (i) be a regular, full-time employee of the Company or a part-time employee regularly scheduled to work 30 hours or more per week who is paid through the Company’s payroll system(s); and (ii) not be disqualified from participation in the Plan as provided below.  A Participant is disqualified from participation in the Plan for any Performance Period in which: (i) the Participant is on disability leave, an unpaid leave of absence or a leave covered by worker’s compensation insurance, or any combination of the foregoing, for the entire Performance Period, unless such disqualification is otherwise prohibited by law; (ii) the Plan Administrator exercises the right, as provided in Section 5.2 below, to terminate Participant’s participation in the Plan prior to the end of such Performance Period on account of a material change in the Participant’s duties and responsibilities; or (iii) the Participant is not employed by the Company on the last day of the Performance Period, except in the case of termination of employment due to the Participant’s death or disability (meeting the requirements for benefits under the Company’s long-term disability (LTD) plan or in the case of Participant who is not eligible to participate in the LTD plan, the determination by a qualified, objective medical professional that the Participant is disabled, as such term is defined in the LTD plan) or termination of employment after Change In Control as provided in Section 6.3. Moreover, no Participant in this Plan may participate in any other Company incentive plan that provides for payment of additional cash compensation based on achievement of individual sales or performance goals and/or corporate, subsidiary or division financial or performance goals (including but not limited to the Employee Incentive Compensation Plan, the Sales Incentive Plan or any substantially similar incentive cash compensation program, but not including the Cree LED Lighting Solutions, Inc. Cash Incentive Plan), whether or not there is a payout under such other plan for the Performance Period.

3.2.
The Plan Administrators reserve the right to disqualify an otherwise eligible Participant from receiving a payment under the Plan if the Company terminates the Participant’s employment before payment is made, whether during or after the Performance Period, as a result of the employee engaging in any activity deemed by the Compensation Committee for executive officers and the CEO for all other Participants to be detrimental to the Company, including without limitation, breach by the employee of any confidentiality, non-competition or non-solicitation obligation, or any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.

4.	AWARDS

4.1.
Awards are determined based on performance against Annual Corporate Performance Goals, Quarterly Corporate Performance Goals and Individual Goals. Unless otherwise approved by the Compensation Committee for executive officers or by the CEO for all other Participants, 60% of a Participant’s Target Award Level will be dependent upon achievement of Annual Corporate Performance Goals. The remaining 40% of a Participant’s Target Award Level will be dependent upon achievement of quarterly performance measures.

4.2.
The CEO will recommend and the Compensation Committee will approve Annual Corporate Performance Goals during the first fiscal quarter of each Plan Year.  The statement of Annual Corporate Performance Goals will include a method of calculating a percentage reflecting the level of achievement of each financial measure comprising the goals (i.e., revenue and EPS), with full achievement of the target assigned 100% and failure to meet a specified threshold for the measure assigned 0%.  Performance in excess of the target for the measure may be assigned percentages greater than 100%, up to a maximum percentage corresponding to a specified maximum amount for the measure.  Unless otherwise provided in the statement of Annual Corporate Performance Goals, performance against each financial measure will be weighted equally in determining the amount of any annual award payout and the annual award payout percentage will be the average of the percentage of achievement of each measure, rounded to the nearest whole percentage.  After the end of the Plan Year, the Compensation Committee will determine in good faith and its sole discretion the annual award payout percentage based on the actual level of achievement toward each financial measure comprising the Annual Corporate Performance Goals, using competent and reliable information, including but not limited to audited financial statements if available.  Provided that at least the threshold level for each financial measure comprising the Annual Corporate Performance Goals is achieved, a Participant’s annual award payout amount will equal the product of the Participant’s Base Salary, the Participant’s Target Award Level, the Participant’s Annual Award Level and the annual award payout percentage determined by the Compensation Committee.  No Participant will receive payment under the Plan for any annual Performance Period unless all threshold Annual Corporate Performance Goals are met.

4.3.
The CEO will establish Quarterly Corporate Performance Goals.  The Participant’s manager or other person designated by the CEO will develop the Participant’s quarterly Individual Goals, which the CEO or the CEO’s designee will approve.  Meeting an Individual Goal will yield a performance measurement of 100% for that particular goal.  Not meeting an individual goal will yield a performance measurement of 0% unless the CEO or the CEO’s designee approves a prorated percentage based on partial achievement of the goal. Notwithstanding actual individual performance results, no Participant will receive payment under the Plan for any quarterly Performance Period unless all Quarterly Corporate Performance Goals are met for such quarter.  If Quarterly Corporate Performance Goals are met for such quarter, a Participant’s quarterly award payout amount will equal the product of the Participant’s Base Salary, the Participant’s Target Award Level, the Participant’s Quarterly Award Level and the Participant’s  Quarterly

Award Results. Any corresponding quarterly awards will be paid to eligible Participants following the approval of the amount by the CEO.

4.4.
The Compensation Committee shall have the authority to adjust the Annual Corporate Performance Goals, and the CEO shall have the authority to adjust the Quarterly Corporate Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.  Payments will be calculated for each Performance Period based on actual performance achievement and may be amended as described in Section 5.

4.5.
If an employee becomes a Participant during a Performance Period, then, unless otherwise approved by the Compensation Committee for executive officers or the CEO for other Participants, the Participant’s Base Salary used to calculate any payout for that Performance Period will be prorated to reflect the portion of the period he or she participated in the Plan.

4.6.
If a Participant is on a leave of absence (other than a leave of absence where the Participant continues to be paid his or her full base salary through the Company’s payroll system(s), except payments received under the Company’s short term disability income protection plan), for all or part of a Performance Period, to the extent permitted by applicable law, the Base Salary used to calculate any payout for that Performance Period will be prorated to reflect the portion of the period the Participant was not on such leave of absence.

5.	ADMINISTRATION

5.1.
The Plan Administrators, in their respective capacities, have the authority to interpret the Plan, and the Plan Administrators’ interpretations, in their respective capacities, shall be final and binding on all Plan Participants.  The Director of Compensation and Benefits will have oversight responsibility for consistent application of the Plan, appropriate documentation and timely payment.

5.2.
Participants must be approved for inclusion in the Plan each Plan Year.  Participation in a predecessor incentive compensation plan does not entitle any Company employee to be selected for participation in this Plan.  If a Participant’s duties and responsibilities materially change during the Plan Year, the Compensation Committee for executive officers or the CEO for all other Participants shall have the option to terminate the Participant’s participation in the Plan prior to the end of a Performance Period or otherwise modify the Participant’s Individual Goals and/or Target Award Level due to such change.

5.3.
At all times, this Plan shall be interpreted and operated so that the awards payable under this Plan shall either be exempt from or comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations relating thereto so as not to subject any Plan Participant to the payment of interest and/or any tax penalty that may be imposed under section 409A of the Code with respect to the Plan.

5.4.
This Plan shall not be construed to give Participants a right of continued employment with the Company.  The establishment and maintenance of this Plan shall in no way affect the Company's ability to award additional bonuses to employees of the Company.

5.5.
In order to ensure the Company’s best interests are met, the amount of a payment on an award otherwise calculated in accordance with this Plan may be increased, decreased or eliminated at any time prior to payment, in the sole discretion of the CEO, except that no change with respect to any award to any executive officer of the Company shall be made without Compensation

Committee approval; provided, however, that so long as the Participant is not in breach of his or her obligations under his or her Employee Agreement Regarding Confidential Information, Intellectual Property, and Non Competition with the Company, payments due as result of a Change In Control, as otherwise provided in this Plan, cannot be decreased or eliminated without the prior written approval of the Participant.

5.6.
When awarded, payments under the Plan will be made as soon as practicable after the end of the applicable award period, and in any event, payments will be made no later than the end of the second fiscal quarter following the award period to which the payments relate.  Notwithstanding the foregoing, if a Participant is eligible for payment of:  (i) all or part of an annual award as a result of his or her death or termination of his or her employment on account of his or her disability as provided in Paragraph 5.9 or as a result of his or her involuntary termination under the Severance Plan for Section 16 Officers, if applicable, the payment will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which such death, disability or involuntary termination occurs or the end of the Participant’s tax year in which such death, disability or involuntary termination occurs; (ii) 100% of a quarterly award as provided in Paragraph 6.3 due to a Change In Control, payment will be made without exception on or before the 15th day of the third month following the end of the award period; and/or (iii) 100% or more of an annual award as provided in Paragraph 6.3 due to a Change In Control, payment will be made without exception no later than the 15th day of the third month after the later of the end of the Company’s tax year in which the Change In Control occurs or the end of the Participant’s tax year in which the Change In Control occurs.

5.7.
Unless otherwise provided in the individual’s employment offer, a new hire will commence participation in the Plan as of the date of hire. An existing employee who becomes eligible to participate in the Plan after the start of the Plan Year will commence participation in the Plan on the start date approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases.

5.8.
If a Participant in the Plan remains employed by the Company, but after the start of the Plan Year becomes ineligible to continue to participate in the Plan, unless otherwise approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases, the Participant will not be eligible for an award for any Performance Period that is partially completed as of the date he or she becomes ineligible to participate in the Plan.

5.9.
In the case of termination of employment due to the Participant’s death or disability (which shall have the same meaning as provided in Section 3.2 above), the Participant will be entitled to a payment under this Plan for any Performance Period commenced prior to the Participant’s termination of employment based on the actual performance measurement results for such period, and the Participant’s Base Salary used to calculate any payout for that Performance Period shall be the Participant’s annual base salary in effect on the date of termination, prorated to reflect the portion of the period the Participant was employed and not on leave of absence (which shall have the same meaning as provided in Section 4.6 above).

5.10.
This Plan will be reviewed and evaluated at minimum on an annual basis.  The Company has no obligation to implement the Plan for any fiscal period and has the right at any time, without notice, to update, modify or discontinue the Plan or any practice under which any similar payments have been previously made; provided, however, that the Company may not amend or terminate the Plan in a manner that affects a payment that has already become payable to a Participant.

6.	OTHER PROVISIONS

6.1.
Non-Transferability.  No right or interest of any Participant in this Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, and bankruptcy, except that the right to receive any form of compensation payable hereunder may be assigned or transferred by will or laws of descent and distribution.

6.2.
No Rights to Company Assets.  No Plan Participant nor any other person will have a right in, nor title to, any assets, funds or property of the Company or any of its subsidiaries through this Plan.  Any earned incentives will be payable from the Company’s general assets.  Nothing contained in this Plan constitutes a guarantee by the Company or any of its subsidiaries that the assets of the Company and its subsidiaries will be sufficient to pay any earned incentives.

6.3.
Change In Control.  In the event a Change In Control occurs during the Plan Year, notwithstanding any language in this Plan to the contrary, each Participant’s performance measurement against Individual Goals for any quarterly Performance Period ending after the effective date of the Change In Control will be 100% and the Quarterly Corporate Performance Goals for such Performance Period will be deemed met, and the performance measurement against corporate goals for the Plan Year will be the greater of 100% or such performance measurement as is determined in accordance with this Plan, regardless of whether such Participant is employed during or at the end of the applicable award period, unless the Participant’s employment is terminated due to death or disability subsequent to the Change In Control, in which event Section 5.9 will apply.  For purposes of determining the award after a Change In Control, the Participant’s Base Salary used to calculate any payout for any Performance Period ending after the effective date of the Change In Control shall be the greater of the Participant’s annual base salary in effect on the day prior to the Change In Control or Participant’s annual base salary in effect on the last day of the Performance Period.

6.4.
Priority of Written Agreement.  Notwithstanding any language in this Plan to the contrary, the terms and conditions of any written agreement between the Company and a Participant regarding payment of one or more awards under this Plan (or payment of an amount in lieu of payment of such awards) upon termination of employment for any reason or in the event of a Change In Control shall supersede and control with respect to payment of such awards to the Participant under this Plan, provided that the written agreement was approved by the Compensation Committee if the Participant was an executive officer at the time of execution of the agreement or by the CEO in any other case.